Exhibit (10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-99391 on Form N-1A of our reports each dated May 24, 2013, relating to the financial statements and financial highlights of BBIF Tax-Exempt Fund, BBIF Government Securities Fund, , BBIF Money Fund and BBIF Treasury Fund, and relating to the financial statements and financial highlights of Master Tax-Exempt LLC, Master Government Securities LLC, Master Money LLC, and Master Treasury LLC, appearing in each respective fund’s Annual Report on Form N-CSR for the year ended March 31, 2013. We also consent to the references to us under the headings “Financial Highlights” and “Funds and Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 26, 2013